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                                                                    Exhibit 10.6

                  DESCRIPTION OF 1996 COMPENSATION ARRANGEMENTS
                          WITH LUBIN, DELANO & COMPANY

     During 1996, Lexington Precision Corporation (the "Company") compensated

Michael A. Lubin, its Chairman of the Board, and Warren Delano, its President,

indirectly through payments to Lubin, Delano & Company, an investment banking firm of which they are the only partners. These compensation arrangements provided for payment to Lubin, Delano & Company of (i) a basic fee of $400,000,

(ii) an incentive fee based upon the 1996 budgeted operating profit of the

Company, and (iii) transaction fees as agreed upon by the Company and Lubin,

Delano & Company in connection with acquisitions, divestitures, financings and other similar transactions.